UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:  February 27, 2013

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

__________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

The following is the text of a press release issued by Deere & Company on February 27, 2013.

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Board raises dividend for 11th increase since 2004

MOLINE, IL (February 27, 2013) – The Deere & Company (NYSE: DE) Board of Directors has approved an increase of the company’s dividend to $.51 a share on common stock. The dividend is payable on May 1, 2013 to stockholders of record on March 28, 2013.

The new quarterly rate represents an increase of 5 cents per share over the previous level – an increase of approximately 11 percent. This is the eleventh increase to the Deere & Company quarterly dividend since early 2004. Deere last raised its dividend in February 2012.

“Our dividend increase reflects our confidence in our long term cash flows. Deere is well-positioned to benefit from major trends that we continue to believe hold great promise for the company and its customers and investors,” said Samuel R. Allen, chairman and chief executive officer. “We remain committed to our plans for profitably growing the company and returning cash to shareholders.”

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risks and uncertainties found in the Company’s press releases and other SEC filings, including the risk factors identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Annual Report on Form 10-K, as well as the Company’s Quarterly Reports on Form 10-Q.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

	By:	/s/ Gregory R. Noe
Gregory R. Noe
Secretary

Dated: February 27, 2013